Filed Pursuant to Rule 424(b)(3)

Registration No. 333-190897

Prospectus Supplement No. 5

(to Prospectus dated September 26, 2013)

6,336,664 Shares

LIPOCINE INC.

Common Stock

This prospectus supplement supplements the prospectus, dated September 26, 2013 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-190897). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on March 18, 2014 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the sale or other disposition from time to time of up to 6,336,664 shares of our common stock, which are held by the selling stockholders named in the Prospectus. The shares of common stock covered by the Prospectus and this prospectus supplement were previously issued by us in a private placement. We are not selling any common stock under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the Prospectus and the prospectus supplements dated November 12, 2013, January 8, 2014, January 24, 2014 and February 10, 2014. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus and the prospectus supplements dated November 12, 2013, January 8, 2014, January 24, 2014 and February 10, 2014. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 18, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

March 18, 2014

LIPOCINE INC.

(Exact name of registrant as specified in its charter)

Commission File No. 000-55092

Delaware	99-0370688
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (801) 994-7383

Former name or former address, if changed since last report: Not Applicable

______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 18, 2014, Lipocine Inc. (the “Company”) issued a press release announcing that its common stock had been approved for listing on the NASDAQ Capital Market, and that it expects to commence trading under its current symbol “LPCN” on or about March 21, 2014. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description
99.1	Press Release issued by the Company on March 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIPOCINE INC.

Date:	March 18, 2014	By:	/s/ Mahesh V. Patel
Mahesh V. Patel
President and Chief Executive Officer

Exhibit 99.1

For Immediate Release

Lipocine to Begin Trading on the NASDAQ Capital Market

SALT LAKE CITY (March 18, 2014) – Lipocine Inc. (OTCQB: LPCN), a specialty pharmaceutical company, today announced that it has received confirmation that its application to list the Company's common stock on the NASDAQ Capital Market has been approved by the NASDAQ Stock Market, a unit of the NASDAQ OMX Group. The Company's common stock is expected to begin trading on the NASDAQ Capital Market on or about March 21, 2014, under its current trading symbol "LPCN".

Dr. Mahesh Patel, President and CEO of Lipocine Inc., said, “Uplisting to the NASDAQ Capital Market is a significant milestone for the company, which we expect will lead to increased awareness and visibility for the Company within the investment community.”

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men's and women's health using its proprietary drug delivery technologies. Lipocine's lead product candidate, LPCN 1021, is in Phase 3 and is targeted to treat symptoms of low testosterone for men in need of testosterone replacement therapy. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone therapy product, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate product indicated for the prevention of preterm birth and is currently in Phase 1.

Forward-Looking Statements

The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements relating to the Company's expectations regarding increased awareness and visibility for the Company in the investment community and the clinical status and potential uses and benefits of Lipocine's product candidates. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, risks related to clinical trials, the receipt of regulatory approvals, market acceptance of our product candidates, manufacturing and commercialization risks, and other risks detailed in Lipocine's filings with the U.S. Securities and Exchange Commission, including without limitation its Current Report on Form 8-K as amended, dated July 24, 2013.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

Email: mb@lipocine.com

John Woolford

Phone: (443) 213-0500

Email: john.woolford@westwicke.com